Smythe Ratcliffe LLP

7th Floor, Marine Building

355 Burrard Street

Vancouver, BC V6C 2G8

fax: 604.688.4675

telephone: 604.687.1231

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Braintech, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-126190, 333-64872 and 333-92253) on Form S-8 of Braintech, Inc. of our report dated February 28, 2007 with respect to the consolidated balance sheets of Braintech, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 2006, annual report on Form 10-KSB of Braintech, Inc. Our report dated February 28, 2007, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, which raise substantial doubt about its ability to continue as a going-concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
March 23, 2007

Smythe Ratcliffe LLP, a British Columbia limited liability partnership, is a member of PKF North American Network and PKF International, associations of legally independent firms.